SELLING AGREEMENT

Ultimus Fund Distributors, LLC (the “Distributor”) serves as the principal underwriter of Dynamic Alternatives Fund (the “Fund”) a closed-end registered investment company, shares of which are distributed by Distributor at its net asset value, pursuant to a written agreement (the “Distribution Agreement”). Distributor invites you (the “Company”) to participate as a non-exclusive agent in the distribution of shares of the Fund subject to the Distribution Agreement, upon the following terms and conditions:

Section 1. Sale and Repurchase of Fund Shares

(a)       Company shall offer and sell such shares only at the public offering price which shall be currently in effect, in accordance with the terms of the current Prospectus1 Company agrees to act only as agent in such transactions and nothing in this agreement shall constitute either Distributor or Company as agent of the other or shall constitute Company or the Fund as agent of the other.

(b)       As a selected dealer in Fund shares, Company is authorized and agrees to transmit orders for purchases and repurchases, or any other requested actions with respect to Fund shares, to the Fund’s transfer agent. Procedures related to the transmission and handling of orders for Fund share transactions (including the applicable price and effective time of orders) will be governed by applicable law, the terms of the Prospectus, the relevant account application(s) and any written instructions that Distributor may periodically issue to Company. In all transactions in Fund shares between Company and Distributor, Distributor is acting as agent for the Fund and not as principal. All orders

[1]	As used in this agreement, the term “Prospectus” means the Fund’s prospectus and related statement of additional information, whether in paper or electronic format, included in the Fund’s then currently effective registration statement (or post-effective amendment thereto), and any information that Distributor or the Fund may provide to you as a supplement to such prospectus or statement of additional information, all as filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as may be amended.

are subject to acceptance by Distributor and become effective only upon confirmation by Distributor. Distributor reserves the right in its sole discretion to reject any order. Company agrees to submit orders for Fund share transaction only in compliance with the terms and conditions in the Prospectus.

(c)       Company further agrees to provide certain services in order to promote the sale of shares of the Fund, including but not limited to: answering routine inquiries concerning the Fund; assisting in the maintenance of accounts or sub-accounts in the Fund; processing purchase or repurchase transactions; making the Fund’s investment plans and shareholder services available; and providing such other information and services to investors in shares of the Fund as Distributor or the Fund may reasonably request.

(d)       As the Fund’s agent, Distributor shall sell or otherwise make shares available to Company for the account of Company’s customers or for Company’s own bona fide investment. Company agrees that its transactions in shares of the Fund will be limited to (i) the purchase of shares from Distributor for resale to customers at the applicable public offering price or for Company’s own bona fide investment; and (ii) transactions involving the repurchase of shares by the Fund. Company agrees to sell Fund shares only to (i) Company’s customers at the applicable public offering price, as determined in accordance with the Prospectus or (ii) the Fund itself at the applicable repurchase price, as determined in accordance with the Prospectus. Company agrees to purchase shares of the Fund only from (i) Company’s customers at the applicable repurchase price, as determined in accordance with the Prospectus or (ii) the Fund itself at the applicable public offering price, as determined in accordance with the Prospectus.

(e)       Any Fund share transaction order that Company places with Distributor or the Fund is subject to the timely receipt by the Fund’s transfer or other designated agent of all required documents in good order. If such documents are not received within a reasonable time after the order is placed, the order is subject to cancellation, in which case Company agrees to be responsible for any loss to the Fund or Distributor resulting from such cancellation. Company shall be responsible for the accuracy, timeliness and completeness of any Fund share transaction orders transmitted by Company to Distributor, the Fund, or the Fund’s transfer agent, and Company shall indemnify Distributor against any third-party claims as a result of Company’s failure to properly transmit such orders.

Company also shall be responsible for date and time stamping all orders for transactions in Fund shares that Company receives from its customers.

(f)       Company agrees that it will not withhold placing customers’ orders for Fund share transactions so as to profit itself as a result of such withholding. Distributor will accept orders for the purchase of Fund shares from Company only at the public offering price applicable to each such order, as determined in accordance with the Prospectus. Distributor will not accept from Company a conditional order for Fund shares.

(g)       Company must pay for Fund shares in accordance with Distributor’s instructions, and Distributor must receive payment for such shares on or before the settlement date established in accordance with Rule 15c6-1 under the Securities Exchange Act of 1934, as may be amended (the “Exchange Act”). If Distributor does not receive payment on or before such settlement date, Distributor may, without notice, cancel the sale or, at Distributor’s option, sell the share that Company ordered back to the Fund, and Distributor may hold Company responsible for any loss suffered by Distributor or the Fund as a result of Company’s failure to make payment as required.

(h)       All sales of Fund shares from Distributor to Company (if any) will be subject to receipt of such shares by Distributor from the Fund. Distributor reserves the right in its discretion without notice to Company to suspend sales or withdraw the offering of shares entirely.

(i)       No person is authorized to make any representations concerning the Fund or the shares of the Fund, except those contained in the Prospectus. In purchasing shares from Distributor or the Fund, Company shall rely solely on the representations contained in the Prospectus.

(j)       Company agrees to comply with all applicable federal and state laws governing the distribution of the Prospectus, periodic reports, proxy and other materials to persons to whom Company offers shares and to persons who purchase shares from Company. Additional copies of such printed information will be supplied by Distributor or other agent of the Fund to Company in reasonable quantities upon Company’s reasonable request. Company may not use any sales literature or advertising material concerning Fund shares, other than literature or material that Distributor or other agent of the Fund may provide to Company from time to time, without obtaining Distributor’s prior written approval. Company may not distribute or make available to investors any information that Distributor may furnish to Company marked “For Dealer Use Only” or that otherwise indicates that it is confidential or not intended to be distributed to investors.

(k)       Company will not offer or sell shares of the Fund in any state or jurisdiction where they may not lawfully be offered and/or sold. Company agrees to maintain all records required by law relating to Fund share transactions with the Fund and Company will promptly notify the Fund if Company experiences any difficulty in maintaining records in an accurate and complete manner.

(l)       If Company is offering and selling shares of the Fund in jurisdictions outside the several states, territories, and possessions of the United States and is not otherwise required to be registered, qualified, or a member of FINRA, as set forth above, Company nevertheless agrees to observe the applicable laws of the jurisdiction in which such offer and/or sale is made, to comply with the full disclosure requirements of the Securities Act of 1933 and the regulations promulgated thereunder, to conduct Company’s business in accordance with the spirit of the Conduct Rules of FINRA.

(m)       Company agrees to maintain records of all sales of Fund shares made by Company and any other records as may be required by applicable law or as is consistent with industry practice. Company shall furnish Distributor with copies of such records upon request.

(n)       If Company holds Fund shares as nominee for its customers, all printed material and confirmations or other communications, will be sent to Company, and Company shall be responsible for forwarding any such materials to Company’s customers for whose account Company holds Fund shares as nominee. Company also will be responsible for complying with all reporting and tax withholding requirements with respect to the customers for whose account Company holds any Fund shares as nominee. With respect to other accounts, Company agrees to provide Distributor with all information (including certification of taxpayer identification numbers and back-up withholding instructions) necessary or appropriate for Distributor to comply with legal and regulatory reporting requirements. Accounts opened or maintained pursuant to NETWORKING, as described below, will be governed by applicable National Securities Clearing Corporation rules and procedures and any agreement or other arrangement with Distributor or the Fund’s transfer agent relating to NETWORKING.

(o)       The parties acknowledge that neither the Distributor nor the Fund shall compensate the Company for promoting or selling the shares by having the Fund’s portfolio securities transactions directed to Company. Each party further agrees that it has not entered into any agreement with or on behalf of the Fund pursuant to which the Fund or any affiliate is expected to direct portfolio transactions or remuneration received in connection therewith to any party to compensate that party for promoting or selling shares of the Fund.

(p)       Certificates evidencing Fund shares are not available; any transaction in Fund shares will be effected and evidenced by book-entry form only. A confirmation statement evidencing transactions in Fund shares will be transmitted to Company.

(q)       Company further agrees to administer and maintain any omnibus accounts held by it for two or more customers so that the terms and conditions of the Prospectus apply to each customer.

Section 2. Incorporation of NSCC Rules

If applicable, the Rules and Procedures Manual of the National Securities Clearing Corporation, as amended from time to time, including the rules and procedures applicable to the utilization of the Defined Contribution Clearing and Settlement System, Fund/SERV and NETWORKING, as amended from time to time, are hereby made a part of this agreement as if fully set forth herein and shall be a part of each processed transaction.

Section 3. Representations and Warranties

(a)       By accepting this agreement, Company represents that it (i) is registered as a broker-dealer under the Exchange Act, is qualified to act as a broker-dealer in the states or other jurisdictions where Company transacts business, and it is a member in good standing of the Financial Industry Regulatory Authority, Inc. (“FINRA”); or (ii) is a bank (as defined by Section 3(a)(6) of the Exchange Act), or a savings association or savings bank that has deposits insured by the FDIC, licensed and authorized to carry on investment business in the U.S. (including the transactions contemplated by this agreement) subject to the supervision and regulation of relevant U.S. banking authorities and does not engage in any activity requiring registration as a broker or dealer under the Exchange Act or regulations thereunder. Company agrees that it will maintain any such registrations, qualifications, and memberships in good standing and in full force and effect throughout the term of this agreement.

(b)       Company represents that any order, instruction and/or related information transmitted to Distributor, the Fund, or the Fund’s transfer agent by Company for a Fund share transaction has been authorized by Company’s customers or is being requested for Company’s own investment purposes.

(c)       Company represents that it has and shall maintain throughout the term of this agreement policies and procedures reasonably designed to ensure compliance with Rule 22c-1 under the Act, FINRA Conduct Rule 2210 and other applicable laws, rules and regulations governing the transactions contemplated by this agreement.

Section 4. Limitation of Liability/Indemnification

(a)       Company agrees to indemnify and hold the Fund, its agents, investment adviser, and Distributor harmless from any claim, damage, loss, liability, or expense (“Loss”) resulting from Company’s breach of this agreement, Company’s gross negligence or willful misconduct in performance of its duties hereunder, or any failure on Company’s part to comply with applicable laws; provided, however, that the Company will not be liable for indemnification hereunder to the extent that any Loss results from the willful misconduct or gross negligence of Distributor or its affiliates. Such right to indemnification will survive the termination of this agreement.

(b)       Distributor agrees to indemnify and hold Company harmless from loss or damage resulting from Distributor’s breach of this agreement, Distributor’s gross negligence or willful misconduct in performance of its duties hereunder, material misstatements or omissions in the Prospectus, or any failure on Distributor’s part to comply with applicable laws; provided, however, that Distributor will not be liable for indemnification hereunder to the extent that any Loss results from the willful misconduct or gross negligence of the Company or its affiliates. Such right to indemnification will survive the termination of this agreement.

(c)       If any action, suit, or proceeding is initiated against any party entitled to indemnification hereunder (“Indemnified Party”, with the other party being the “Indemnifying Party”), the Indemnified Party shall promptly notify the Indemnifying Party after receipt of notice of such claim; provided that a delay in or failure by the Indemnified Party to provide such notice shall not relieve the Indemnifying Party of its obligations under this Section, except to the extent that such delay or failure materially and demonstrably prejudices the Indemnifying Party’s ability to defend such claim and results in an increase in liabilities in connection therewith. The Indemnifying Party, at its sole expense, shall promptly assume and control the defense of such claim using counsel of its own choosing and the Indemnified Party shall reasonably cooperate with the Indemnifying Party in the defense of such claim, including any proposed settlement (subject to the requirements below with respect to settlement) of the matter on the basis stipulated by the Indemnifying Party (with the Indemnifying Party being responsible for all costs and expenses of such defense and settlement, including the reimbursement of the Indemnified Party’s reasonable out of pocket expenses incurred in providing information and assistance in connection therewith). If the Indemnifying Party fails to diligently assume the defense of such claim and defend the Indemnified Party as required by this Section, then the Indemnified Party shall be entitled to defend the claim with counsel of its own choosing at the expense of, for the account of and at the risk of the Indemnifying Party. In addition, the Indemnified Party may participate, in its sole discretion, in any claim under this Section, using its own counsel at its own expense. The Indemnifying Party shall not settle any such claim without first obtaining the Indemnified Party’s prior consent where the settlement of such claim results in any admission of guilt or liability on the part of the Indemnified Party, imposes any obligation or liability on the Indemnified Party, or has a judicially-binding effect on the Indemnified Party (other than monetary liability for which the Indemnified Party is indemnified by the Indemnifying Party).

(d)       Notwithstanding anything herein to the contrary, neither party shall be liable for trading losses, lost revenues, special, incidental, punitive, indirect, consequential or exemplary damages or lost profits, whether or not such damages were foreseeable or the parties were advised of the possibility thereof. The parties acknowledge that the other parts of this agreement are premised upon the limitation stated in this Section.

Section 5. Notices

(a)       Unless notified otherwise, all communications to Distributor shall be sent to:

Ultimus Fund Distributors, LLC
Attn: Legal Department
4221 North 203rd Street, Suite 100
Elkhorn, NE 68022

Any notice to Company shall be duly given if mailed to Company at Company’s address set forth in the signature section below or as registered from time to time with FINRA.

(b)       Notices and other communications under this agreement must be in writing and given by personal delivery, registered or certified mail or overnight mail. In addition, Company agrees and consents to receive any correspondence and other information from the Distributor regarding the Fund via a nationally recognized mail courier, electronic mail, telephone, or facsimile. Company may elect at any time not to receive correspondence from Distributor via electronic mail or facsimile by notifying Distributor in writing.

Section 6. Term and Termination

(a)       This agreement and all amendments to this agreement shall take effect with respect to and on the date of any orders placed by Company after the date accepted by Distributor as set forth below or, as applicable, after the date of the notice of amendment sent to Company by the Distributor.

(b)       This agreement may be terminated upon written notice by either party at any time, and shall automatically terminate without notice upon: (i) termination of the Distribution Agreement, or (ii) in the event that either party’s registration as a broker-dealer or FINRA membership is terminated.

Section 7. Assignment and Amendments

This agreement shall not be assignable by either party; provided, however, that nothing herein shall prohibit Distributor from transferring or selling all or substantially all of its business or otherwise giving effect to a merger, consolidation or change of control (a “Change of Control Event”); and provided further that a Change of Control Event shall not be deemed to be an assignment of this agreement.

Distributor may amend this agreement upon written notice to Company.

Section 8. Governing Law

The laws of the State of Nebraska shall govern this agreement without giving effect to the principles of conflict of laws.

Section 9. Arbitration

Any controversy or claim arising out of, or related to, this agreement, its termination or the breach thereof, shall be settled by binding arbitration before a panel of arbitrators selected by FINRA in the City of Omaha, Nebraska in accordance with the rules then obtaining of FINRA at the time of arbitration. Company hereby understands that the arbitrators’ decision shall be binding and final between Company and Distributor, and judgment upon the award rendered may be entered in any court having jurisdiction thereof.

Section 10. Anti-money Laundering

Company agrees to comply with all applicable anti-money laundering laws, regulations, rules and government guidance, including the reporting, record keeping and compliance requirements of the Bank Secrecy Act (“BSA”), as amended by The International Money Laundering Abatement and Financial Anti-Terrorism Act of 2002, Title III of the USA PATRIOT Act (the “PATRIOT Act”), its implementing regulations, and related SEC and SRO rules. These requirements include requirements to identify and report currency transactions and suspicious activity, to verify customer identity, to conduct customer due diligence, and to implement anti-money laundering compliance programs. As required by the PATRIOT Act, Company hereby certifies that Company has a comprehensive anti-money laundering compliance program that includes policies, procedures and internal controls for complying with the BSA; policies, procedures and internal controls for identifying, evaluating and reporting suspicious activity; a designated compliance officer or officers; training for appropriate employees; and an independent audit function. Further, Company agrees to comply with the economic sanctions programs administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”). Company certifies that it has an OFAC compliance program in place which includes procedures for checking customer names and the names of persons with signature authority over accounts against the OFAC lists of sanctioned governments and specially-designated nationals, terrorists and traffickers; the screening of wire transfers and other payments against the OFAC lists; a designated compliance officer; an internal communication network; training of appropriate personnel; and an independent audit function. Company agrees to promptly notify Distributor whenever questionable activity, suspicious activity or OFAC matches are detected. Company further agrees to investigate any potentially suspicious activity and to take appropriate action, including the blocking of accounts, the filing of suspicious activity reports and the reporting of matches to OFAC, in connection with Fund share transactions.

Section 11. Confidentiality

All books, records, information, and data pertaining to the business of the other party which are exchanged or received pursuant to the negotiation or the carrying out of this agreement shall remain confidential, and shall not be voluntarily disclosed to any other person. If Non-Public Personal Information (as that term is defined in the Securities Exchange Commission’s Regulation S-P) regarding either party’s customers or consumers is disclosed to the other party in connection with this agreement, the party receiving such information will not disclose or use that information other than as necessary to carry out the purposes of this agreement.

Section 13. Captions

Captions contained in this agreement are inserted for convenience of reference only and shall not be deemed to define, limit or extend or otherwise affect the meaning or interpretation of this agreement or any provision hereof.

Section 14. Counterparts

This agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

Section 15. Severability

If any provision of this agreement shall be held invalid, illegal or unenforceable in any jurisdiction, the validity, legality, and enforceability of the remaining provisions of this agreement shall not be affected thereby.

Section 16. Entire Agreement

This agreement constitutes the entire agreement between the Distributor and the Company regarding the Fund’s shares and shall supersede any prior agreements or understandings between the parties hereto.

ULTIMUS FUND Distributors, LLC

By:

Name:

Title:

Date:

COMPANY

By:

Name:

Title:

Date:

Address:

Firm CRD Number: